Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. SIGNS INTERNATIONAL EXPANSION AGREEMENT FOR FRANCHISE

DEVELOPMENT IN MEXICO; DOMESTIC FRANCHISE DEVELOPMENT PIPELINE GROWS

GLENDALE, Calif., April 24, 2006 — IHOP Corp. (NYSE: IHP) today announced that during the first quarter 2006 it signed a Multi-Store Development Agreement for international expansion in the state of Nuevo Leon in the country of Mexico. Franchisee Junior Foods, S.A. de C.V., a current operator of multiple Carl’s Jr. franchise restaurants throughout Nuevo Leon, Mexico, has agreed to develop six new IHOP restaurants over the next four years within Nuevo Leon, including the area of Monterrey. Junior Foods also acquired an option exercisable by 2010 to develop five IHOP restaurants over a five-year period, as well as a second option exercisable by 2015 to develop 10 IHOP restaurants over a 10-year period, both within Nuevo Leon, Mexico. In the United States, IHOP also secured additional Multi-Store and Single-Store Development Agreements during the first quarter 2006 for its franchisees to build 23 new IHOP restaurants over the next eleven years. These agreements provide for the development of new IHOP restaurants in the states of Arkansas, California, Connecticut, Georgia, Illinois, Mississippi, New Jersey, New York, Tennessee, Texas and Virginia.

Rick Celio, IHOP’s Vice President, Franchise & Development, said, “Today’s announcement marks the first franchise development agreement that will take the IHOP brand outside of the U.S. since changing our business model in 2003. We are excited to partner with Junior Foods for expansion throughout Nuevo Leon, Mexico, and, in the near-term, we look forward to capturing further international growth opportunities in Mexico and Canada. We also continue to make excellent progress domestically, with additional single restaurant and multiple restaurant agreements for development secured during the first quarter 2006 within strategic growth markets for IHOP.”

As of the end of the first quarter 2006, the Company’s franchise pipeline included signed or optioned commitments for franchisees to develop a total of 395 new IHOP restaurants in the U.S. over the next eleven years. Currently, IHOP is finalizing legal agreements for additional franchise development that could add up to 50 more IHOP restaurants to its development pipeline, which brings total signed, optioned and pending commitments to as many as 445 restaurants in the U.S. Internationally, IHOP is currently pursuing a number of additional Multi-Store Development Agreements with prospective franchisees, primarily within the countries of Mexico and Canada.

The following are details of Multi-Store Development Agreements signed during the first quarter 2006:

•                  Michael Ruben has agreed to develop six new IHOP restaurants over the next seven years within the market of Chicago, Illinois, and has acquired an option exercisable by 2012 to develop five additional IHOP restaurants over a three and a half year period in the Chicago

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

market. Mr. Ruben has been an IHOP franchisee for ten years, and currently operates nine IHOP restaurants in Illinois and Indiana.

•                  David Reller has agreed to develop three new IHOP restaurants over the next five years in the market of Memphis, Tennessee, which includes surrounding areas in Arkansas and Mississippi, as well as in the markets of Columbus and Greenwood within the state of Mississippi. Mr. Reller has been an IHOP franchisee for seven years, and currently operates 10 IHOP restaurants in Georgia, Mississippi and Tennessee.

•                  Maqsood Cheema has agreed to develop three new IHOP restaurants over the next four and a half years within the county of Hartford, Connecticut. Mr. Cheema has been an IHOP franchisee for 13 years, and currently operates three IHOP restaurants in Connecticut and Massachusetts.

In addition to these Multi-Store Development commitments, IHOP signed six Single-Store Development Agreements during the first quarter 2006, which the Company expects will be opened in the next 12 to 18 months in the states of California, Georgia, New Jersey, New York, Texas and Virginia.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp. As of March 31, 2006, the end of IHOP’s first quarter, there were 1,252 IHOP restaurants in 48 states and Canada. IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at
(818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.